Interactive Intelligence Announces Preliminary Record Third Quarter Operating Results

INDIANAPOLIS, Oct. 5, 2006 -- Interactive Intelligence, Inc. (Nasdaq: ININ), a global developer of business communications software, today announced preliminary record financial results for the third quarter of 2006, ended Sept. 30. Full results will be released Oct. 23.

Interactive Intelligence expects total revenues for the third quarter of 2006 to be between $21.0 and $22.0 million, a significant increase over revenue of $15.2 million in the third quarter of 2005, with operating income between $1.3 and $1.7 million, including a stock option expense of $450,000.

The company is recording a tax credit of $5.0 million for the reversal of a portion of the valuation allowance for deferred tax assets. Interactive Intelligence expects net income for the third quarter to be between $6.3 and $6.7 million, or earnings per diluted share of between $0.34 and $0.36.

"We experienced strong demand in the third quarter for both our contact center automation software, Customer Interaction Center® (CIC), and our enterprise IP communications system, Enterprise Interaction Center® (EIC)," said Interactive Intelligence CEO, Dr. Donald E. Brown. “Our original 2006 guidance anticipated between 15 and 20 percent in revenue growth over 2005, but we now anticipate revenue growth for the first nine months of 2006 closer to 30 percent year-over-year. Our strategy and focus on going ‘up-market’ is paying off as evidenced by orders from several large new customers during the quarter. And we signed a significantly greater number of new customers in the third quarter of 2006 compared to prior quarters.”

Commenting on the tax credit, Stephen R. Head, Interactive Intelligence CFO, stated: “Our performance over the past two years and outlook for future periods support a reversal of a portion of the valuation allowance for the deferred tax asset. Even with this credit, we continue to have a significant remaining allowance against deferred tax assets. We will continue to evaluate the recoverability of our deferred tax assets on a quarterly basis. Unless circumstances indicate a change in the amount considered more likely than not to be recoverable, we will report income taxes just as we have in prior quarters, with the income tax expense principally related to foreign taxes.”

Interactive Intelligence will host an earnings conference call Oct. 23, 2006 at 4:30 p.m. EDT, featuring Dr. Donald E. Brown and Stephen R. Head. To access the teleconference, please dial 1 800.633.8682 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence third quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://www.inin.com/investors. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of business communications software and services for contact center automation and enterprise IP telephony. The company was founded in 1994 and has more than 2,000 customers worldwide. Recent awards include the 2006 Network World 200, CRM Magazine’s 2006 Rising Star Excellence Award, Network Computing Magazine’s 2006 Well-Connected Award, and Software Magazine’s 2006 Top 500 Global Software and Services Companies. Interactive Intelligence employs more than 400 people and is headquartered in Indianapolis, Indiana. The company has 12 offices throughout North America, Europe and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: http://www.inin.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com